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                                                                     Exhibit 11




                          CENTRAL SPRINKLER CORPORATION

                           NET INCOME PER COMMON SHARE


                                              Three                  Six
                                          Months Ended           Months Ended
                                            April 30,              April 30,
                                         1997      1996        1997       1996
                                       -------    -------    -------    -------
                                                (Amounts in thousands,
                                                   except per share)


Net income                             $ 2,158    $ 1,265    $ 3,457    $ 2,306
                                       =======    =======    =======    =======

Average number of common shares
  outstanding                            3,846      3,793      3,839      3,793

Adjustment to exclude average
  unreleased common shares in ESOP        (609)      (645)      (613)      (649)

Adjustment for assumed conversion
  of stock options                         113        212        121        213
                                       -------    -------    -------    -------

Average number of common shares          3,350      3,360      3,347      3,357
                                       =======    =======    =======    =======

Net Income per common share            $   .64    $   .38    $  1.03    $   .69
                                       =======    =======    =======    =======



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